Exhibit 99.1

VerifyMe Appoints new Chief Executive Officer

Lake Mary, FL – May 31, 2023 – PRNewswire — VerifyMe, Inc. (NASDAQ: VRME) together with its subsidiaries, Trust Codes Global Limited (“Trust Codes Global”) and PeriShip Global LLC (“PeriShip Global”), (together “VerifyMe,” “we,” “our,” or the “Company”) provides brand owners time and temperature sensitive logistics, supply chain traceability and monitoring, authentication, anti-counterfeiting, and data-rich consumer engagement services, announced today that Adam Stedham has been appointed Chief Executive Officer.

Mr. Stedham, who joined the Board of VerifyMe in April 2022 has been named the new Chief Executive Officer of VerifyMe. He will assume the position effective June 19, 2023, replacing interim CEO Scott Greenberg. Mr. Greenberg will remain in his role as Chairman of the Board but will no longer be executive chairman.

“The Board of Directors is excited that Adam Stedham  is becoming our CEO” stated Scott Greenberg, Chairman of the Board. “Adam’s previous successful experience as CEO of GP Strategies, formally a NYSE company, eventually resulted in the sale of the Company for approximately $400 million . GP Strategies’ revenue grew to in excess of $450 million. Adam’s vision over the years enabled GP Strategies to navigate through the pandemic, integrate acquisitions, establish foreign operations, and build a strong sales team. I believe that with VerifyMe’s acquisitions in the last 18 months, Adam is a great choice to take over the reins as CEO of the Company.”

Incoming CEO Adam Stedham said, “With the recent acquisitions by VerifyMe and the growth opportunities in the marketplace, this is a very important time for the Company. I believe that there is a strong opportunity to grow the platforms that have been developed related to PeriShip, Trust Codes and VerifyMe, and believe that the Company is well positioned to provide significant value to shareholders and customers. I look forward to working with the management team, Board of Directors, shareholders and the Company’s business partners.

About Adam Stedham

Until his appointment, Mr. Stedham was CEO of GP Strategies and has served as CEO since June 2020. He also served as President from November 2017 to October 2021. Mr. Stedham joined GP Strategies in 1997, after 6 years as a nuclear reactor operator in the US Navy. He has held roles of increasing responsibility during his tenure, including leading operational service lines, directing acquisitions and divestitures, heading business development, and managing the Asia-Pacific region. He is Chairman of the Board of Global Connections for Women, a non-profit organization. Mr. Stedham has significant expertise in business strategy, mergers and acquisitions, learning and performance innovation, global operations, and strategic relationship management. He holds a Master of Business Administration from Anderson University, Master’s of Education from University of Pennsylvania, and Master’s in Adult & Community Education from Ball State University.

About VerifyMe, Inc.

VerifyMe, Inc. (NASDAQ: VRME), together with its subsidiaries, Trust Codes Global and PeriShip Global, is a software driven logistics provider of high-touch, end-to-end logistics management. We provide logistics management from a sophisticated IT platform with proprietary databases, package and flight-tracking software, weather, and flight status monitoring systems, as well as dynamic dashboards with real-time visibility into shipment transit and last-mile events. In addition, VerifyMe and Trust Codes Global provide brand protection and consumer engagement solutions allowing brand owners to gather business intelligence. To learn more, visit www.verifyme.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements. The words "believe," "will," and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include our engagement in future acquisitions or strategic partnerships that increase our capital requirements or cause us to incur debt or assume contingent liabilities, the successful integration of our acquisitions (including the assets of PeriShip Global and Trust Codes Global), our reliance on one key strategic partner for shipping services in our PeriShip Global Solutions segment, competition including by our key strategic partner, seasonal trends in our business, sever climate conditions, the highly competitive nature of the industry in which we operate, our brand image and corporate reputation, impairments related to our goodwill and other intangible assets, economic and other factors such as recessions, downturns in the economy, inflation, global uncertainty and instability, the effects of pandemics, changes in United States social, political, and regulatory conditions and/or a disruption of financial markets, reduced freight volumes due to economic conditions, reduced discretionary spending in a recessionary environment, global supply-chain delays or shortages, fluctuations in labor costs, raw materials, and changes in the availability of key suppliers, our history of losses, our ability to use our net operating losses to offset future taxable income, the confusion of our name brand with other brands, the ability of our technology to work as anticipated and to successfully provide analytics logistics management, our ability to manage our growth effectively, the small number of customers that account for our revenue, our ability to successfully develop and expand our sales and marketing capabilities, risks related to doing business outside of the U.S., intellectual property litigation, our ability to successfully develop, implement, maintain, upgrade, enhance, and protect our information technology systems, our reliance on third-party information technology service providers, our ability to respond to evolving laws related to information technology such as privacy laws, risks related to deriving revenue from some clients in the cannabis industry, our ability to retain key management personnel, our ability to work with partners in selling our technologies to businesses, production difficulties, our inability to enter into contracts and arrangements with future partners, our ability to acquire new customers, issues which may affect the reluctance of large companies to change their purchasing of products, acceptance of our technologies and the efficiency of our authenticators in the field, our ability to comply with the continued listing standards of the Nasdaq Capital Market, and our ability to timely pay amounts due and comply with the covenants under our debt facilities. These risk factors and uncertainties include those more fully described in VerifyMe’s Annual Report and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

For Other Information Contact:

Company: VerifyMe, Inc.

Email: IR@verifyme.com

Website: http://www.verifyme.com